EXHIBIT 99.1

Contact:  J. Fred Johnson
          Chief Financial Officer
          (504) 293-9440


PICCADILLY  CAFETERIAS,  INC. ANNOUNCES EXECUTION OF A DEFINITIVE AGREEMENT
                          TO SELL RALPH & KACOO'S


     BATON ROUGE, LA. (January 19, 1999) - Piccadilly Cafeterias, Inc. (NYSE: PIC) today announced the execution of a definitive agreement to sell the Company's Ralph & Kacoo's seafood restaurants and related commissary business to Cobb Investment Company ("Cobb") for approximately $21 million in cash. The parties expect to close the transaction in the first quarter of 1999. Ralph & Kacoo's currently operates seven seafood restaurants in Louisiana, Mississippi, and Alabama.

     Ronald A. LaBorde, President and Chief Executive Officer of Piccadilly, stated: "We are pleased to be selling Ralph & Kacoo's to Cobb Investment Company. We feel that Cobb is an excellent fit for our Ralph & Kacoo's employees, and we are pleased with the value Piccadilly will receive for the business. This sale will allow us to focus our efforts exclusively on our cafeteria business. We plan to use the proceeds from the sale primarily to pay down debt incurred in the Morrison acquisition."

     Thomas Kranz, Vice President and Chief Financial Officer of Cobb, commented: "Ralph & Kacoo's adds an established, regional restaurant franchise to our existing portfolio of restaurants. With a history of providing guests with quality food and excellent service in an entertaining atmosphere, the Ralph & Kacoo's concept fits very well with our restaurant philosophy. This acquisition also accelerates the expansion of our restaurant operations into markets in close proximity to Destin, Florida." In addition to other holdings, Cobb currently operates several restaurants in the Destin, Florida area, including the Back Porch, Louisiana Lagniappe, Cafe Gratzi, and Pompano Joe's; and plans to open in the first quarter of 1999 a Back Porch, Louisiana Lagniappe and Cafe Gratzi in Orange Beach, Alabama.

     Southcoast Capital L.L.C. has acted as financial advisor to Piccadilly in this transaction.

     Piccadilly currently owns and operates a total of 247 cafeterias and 12 quick service restaurants. Operating units are located primarily in the southeastern and mid-Atlantic states.


     Forward-looking statements regarding management's present plans or expectations for new unit openings and operating results may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expecations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

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